Exhibit 10.60

Execution Copy

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made this 4th day of December, 2011 by THE TALBOTS, INC., a Delaware corporation (the “Company”), and TRUDY F. SULLIVAN (the “Executive”).

INTRODUCTION

WHEREAS, the Executive is the President and Chief Executive Officer of the Company;

WHEREAS, the Executive is a party to an employment agreement with the Company, dated as of June 28, 2007, as amended (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to terminate their employment relationship and the Executive has agreed to release the Company from certain claims arising from or related to their employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Cessation of Employment Relationship.

The employment of the Executive with the Company will terminate on the date that the Company’s Board of Directors (the “Board”) appoints a successor President and Chief Executive Officer, or such earlier date as the Board shall determine, which in either case shall be no later than June 30, 2012 (such date, the “Termination Date”). From the date hereof until the Termination Date, the Executive shall continue to serve as the Company’s President and Chief Executive Officer. On the Termination Date, the Executive shall resign from all positions, offices and directorships with the Company and any affiliate of the Company.

2.	Payment Obligations.

2.1 Payment for Accrued Salary/Vacation Time/Business Expenses. From the date hereof until the Termination Date, the Executive shall be compensated in accordance with Sections 4(a), 4(b), and 5 of the Employment Agreement. Following the Termination Date, the Executive shall be entitled to receive from the Company a lump-sum cash payment in respect of the Executive’s accrued but unpaid base salary through the Termination Date, accrued and unused vacation time through the Termination Date, and any unreimbursed business expenses in accordance with Section 5(b) of the Employment Agreement. The foregoing payment shall be made within 30 days after the Termination Date.

2.2 Severance. The parties understand that the Executive’s termination of employment with the Company will be treated as a termination without “Cause” under Section 6(d) of the Employment Agreement. Accordingly, the Company shall pay the Executive an aggregate severance amount of $5,000,000, in cash, payable in equal installments in accordance

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with the Company’s normal payroll practices over a 24-month period beginning immediately following the Termination Date; provided, however, that the aggregate amount payable during the first six months immediately following the Termination Date shall be deferred in accordance with Paragraph (2) of the letter to the Executive from the Company dated November 18, 2010 in respect of Section 409A of the Internal Revenue Code (the “Section 409A Letter”). Any amounts so deferred shall bear interest at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).

2.3 Pro Rata Annual Incentive Bonus. The Executive shall be entitled to receive from the Company a pro rata annual incentive bonus under its annual cash incentive program for the fiscal year in which the Termination Date occurs (based on actual business days in such fiscal year prior to the Termination Date, divided by the total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year (the “Pro Rata Incentive”). The Pro Rata Incentive (if any) shall be paid at the time that the Company pays its other executives their annual incentive bonuses for the fiscal year, but in any event no later than March 15 following the end of such year.

2.4 Continued Medical, Dental, Disability and Life Insurance. The Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to the Termination Date, in the medical, dental, disability and life insurance programs provided to the Executive immediately prior to the Termination Date until the earlier of (a) the end of the 24-month period beginning on the Termination Date, or (b) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis). The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

2.5 Equity. Pursuant to Section 6(d)(vi) of the Employment Agreement, (a) all of the Executive’s unvested outstanding stock options shall automatically vest in full on the Termination Date and (b) all of the Executive’s unvested restricted stock shall continue to vest to the extent it would have vested in accordance with its terms in the 24-month period immediately following the Termination Date. Subject to the foregoing, the Executive’s equity awards shall be treated in accordance the terms of the Company’s 2003 Executive Stock Based Incentive Plan and the award agreements granted thereunder.

2.6 Change in Control. In accordance with Section 6(e) of the Employment Agreement, if a Change-in-Control (as defined in the Employment Agreement) occurs prior to the Termination Date, the provisions of Section 6(e)(ii) and the last paragraph of Section 6(e) of the Employment Agreement shall govern in lieu of the foregoing Sections 2.2 and 2.5 (subject to any deferral in accordance with paragraph (2) of the Section 409A Letter).

2.7 Defined Benefit SERP. The Executive’s accrued benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”) shall be fully vested as of the Termination Date, and shall be paid in the form and at the time determined under Article V of the SERP.

2.8 Supplemental Savings Plan. The Executive’s account balance under the Company’s Supplemental Savings Plan shall be paid in a lump sum on the on the first business day of the seventh month following the Termination Date.

2.9 Other Benefits. Following the Termination Date, the Executive will be paid any amount due under any other welfare and pension benefit plan of the Company in accordance with the terms of each such plan and applicable law. Except as specifically provided in this Agreement, the Executive will not be due any other payments or benefits from the Company in connection with her termination of employment, including, without limitation, any payments under any formal or informal severance plan of the Company.

2.10 Waiver and Release. In accordance with Section 6(h) of the Employment Agreement, the payments, benefits and rights provided under this Agreement to the Executive are conditioned upon the execution within seven business days immediately following the Termination Date and non-revocation by the Executive of the Executive General Release and Covenant Not to Sue attached as Exhibit A hereto. If such release is not executed, valid and irrevocable as of the expiration of the revocation period set forth therein, then any payments, benefits or rights provided pursuant to Section 2 hereof shall be forfeited.

2.11 Taxes. Section 13(b) of the Employment Agreement shall be in full force and effect.

3.	Covenants.

3.1 Nondisclosure. The Executive acknowledges and agrees that during the term of her employment she did not and will not, and the Executive agrees that following the period of employment she will not, disclose, use, transfer or sell, except in the course of such employment, any confidential information or proprietary data of the Company or its affiliates so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency. The Company and the Executive agree that the Executive’s obligations under this Section 3.1 shall not apply if (a) any disclosure by the Executive is made with the express written permission of the Company or (b) if the Executive can show by legal evidence that she had knowledge of the confidential information, or it was in her possession, prior to her employment with the Company, and that it was lawfully received by the Executive from a third party who is not or was not bound, at the time the information was conveyed to Executive, by any confidential relationship or obligation to the Company.

3.2 Non-Solicitation; Non-Disparagement. The Executive acknowledges and agrees that during the term of her employment with the Company the Executive did not and will not, and the Executive agrees that for a period of 18 months after the Termination Date the Executive will not:

(a) directly or indirectly solicit, attempt to hire, or hire any employee of the Company or its affiliates (or any person who may have been employed by the Company or its affiliates during the last year of the Executive’s employment with the Company or its affiliates), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company or its affiliates;

(b) take action intended to encourage any vendor or supplier of the Company or its affiliates to cease to do business with the Company or its affiliates or materially reduce the amount of business the vendor or supplier does with the Company or its affiliates; or

(c) materially disparage the Company or its affiliates.

3.3	Non-Competition.

(a) The Executive acknowledges and agrees that during the term of her employment with the Company the Executive did not and will not, and the Executive agrees that for a period of 18 months after the Termination Date the Executive will not, engage in, participate in, carry on, own, or manage, directly or indirectly, either for herself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, any “Competitive Business” in any jurisdiction in which the Company or its affiliates actively conducts business. For purposes of this Section 3.3, “Competitive Business” means (i) a women’s retail and/or catalog apparel business; or (ii) any other retail or catalog business that competes with any significant business of the Company or its affiliates then conducted or actively being developed by the Company or its affiliates; for this purpose, “significant business of the Company or its affiliates” means a business, product line or product category which generates or is reasonably expected to generate $100 million or more in annual sales.

(b) As of the date of this Agreement, a Competitive Business under subsection 3.3(a) above would include, by way of illustration and not by way of limitation, such companies as Ann Taylor, The Gap, Chico’s FAS, White House/Blackmarket, J. Crew, Liz Claiborne, Limited Brands, Coldwater Creek, Polo Ralph Lauren, and Coach, Inc.

(c) The Executive’s engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a “Competitive Business”.

(d) The Executive acknowledges, with the advice of legal counsel, that she understands the foregoing provisions of this Section 3.3 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

3.4 Cooperation. Executive agrees to cooperate with the Company by making herself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however, that it does not materially interfere with her then current professional activities. The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with her provision of testimony or assistance.

3.5 Other Remedies; Clawback. In the event that the Executive violates any of the covenants set forth in Section 3.2(a) or Section 3.3 of this Agreement, then, in addition to all other rights and remedies of the Company at law or in equity or under this Agreement or under any equity award agreement, the following shall also apply:

(a) The Executive shall be required to pay to the Company, within 30 days following written notice to the Executive, the following amount:

(i) an amount equal to the gross gain realized by the Executive, in the one-year period prior to or at any time following any breach of Section 3.2(a) or Section 3.3 of this Agreement, from the vesting of any restricted stock, performance accelerated restricted stock or other equity awards (other than stock options or stock appreciation rights) granted by the Company to the Executive (the “Vested Shares”) (for purposes of this subsection (a)(i), “gross gain realized” means the market value of the Vested Shares on the date of the vesting of such award(s), in the period set forth immediately above in this subsection (a)(i), less any purchase price paid by the Executive to the Company for such Vested Shares); and

(ii) if the Executive, within the one-year period before or at any time following the breach of Section 3.2(a) or Section 3.3 of this Agreement, has exercised any stock options or stock appreciation rights granted to the Executive by the Company, an amount equal to the gross gain realized by the Executive (or any transferee of the Executive) resulting from the exercise of such award (for purposes of this subsection (a)(ii), “gross gain realized” means the market value of the underlying stock on the date of exercise less the exercise or grant price of such award).

(b) All outstanding stock options, and all unvested restricted stock, performance accelerated restricted stock and other outstanding equity awards granted to the Executive by the Company, shall immediately and automatically terminate and be forfeited.

(c) Notwithstanding the foregoing, the provisions of subsections (a) and (b) of this Section 3.5 shall not apply to the initial inducement equity grants made to the Executive as referred to in Section 4(d)(ii) and (iii) of the Employment Agreement.

(d) The Company may immediately terminate all further payments and benefits provided to the Executive under, and recover from the Executive all payments and benefits previously made to the Executive under, Sections 2.2, 2.3, 2.4 and 2.6 of this Agreement.

4.	Miscellaneous.

4.1 Indemnification.

(a) The Company shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless the Executive of which it or she (as the case may be) gains knowledge.

(b) The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

4.2 Enforceability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

4.3 Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

4.4 Section 409A Compliance. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Each and every payment under this Agreement shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

4.5 Waiver. Failure of the Company at any time to enforce any provision of this Agreement or to require performance by Executive of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

4.6 Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:
The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attn: Senior Vice President, Human Resources

Copy to:

The Talbots, Inc.
211 South Ridge Street
Rye Brook, NY 10573
Attn: General Counsel

If to the Executive:
Trudy F. Sullivan
22 E. 1st Street, Apt. 208
New York, NY 10003

Copy to:

Thomas A. Hickey, Esq.
Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive
Suite 500 East
West Palm Beach, FL 33401

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

4.7 Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.

4.9 Arbitration; Mediation; Specific Performance. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration conducted in the Commonwealth of Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, the Executive acknowledges that in the event of a violation of Section 3 of this Agreement, the Company would suffer irreparable damages and the Company shall be entitled to obtain from a state or federal court in the Commonwealth of Massachusetts, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights shall be in addition to any other rights or remedies to which it may be entitled. Moreover, nothing in this provision prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that the Executive acknowledges that he/she may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator or arbitrators conducting any such arbitration proceedings shall be in writing, shall set forth the basis therefor and such arbitrator’s or arbitrators’ decision or award shall be final and binding upon the parties hereto. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing of this Section 4.9, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit, for a period of 60 days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the Commonwealth of Massachusetts (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

4.10 Jurisdiction. Subject to Section 4.9 of this Agreement, (a) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Section 3), the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the Commonwealth of Massachusetts or any of the state courts of the Commonwealth of Massachusetts; (b) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or she may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (c) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 4.6 of this Agreement, shall be deemed effective service of process on such party in any such suit, action or proceeding; (d) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT; and (e) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement, and each of the parties agrees not to request punitive damages.

4.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

4.12 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

4.13 Entire Agreement. This Agreement entered into among the parties as of the date hereof constitutes the entire understanding and agreement between the parties hereto, and, other than as set forth in Section 2.6 and 2.11 of this Agreement, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including, without limitation, the Employment Agreement. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.

[SIGNATURE PAGE FOLLOWS]

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

THE TALBOTS, INC.

/s/ Richard T. O’Connell, Jr.
Name: Richard T. O’Connell, Jr.
Title: Executive Vice President

EXECUTIVE

/s/ Trudy F. Sullivan
Trudy F. Sullivan

EXHIBIT A

EXECUTIVE RELEASE AND COVENANT NOT TO SUE

I, TRUDY F. SULLIVAN, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the Separation Agreement among The Talbots, Inc. and Trudy F. Sullivan, dated December 4, 2011 (the “Separation Agreement”) to which this Executive General Release and Covenant Not to Sue (the “Executive Release”) is attached, do hereby release and forever discharge and covenant not to sue The Talbots, Inc. and its subsidiaries, and each of its and their subsidiaries, affiliates, directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the effective date of this Executive Release by reason of my employment with or severance of my employment from The Talbots, Inc. and its affiliates (“Claims”).

By signing this Executive Release, I am providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this Executive Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), the New York State and New York City Human Rights Laws, the New York Executive Law, the New York City Administrative Code, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Law, the New York Labor Law, the New York Legal Activities Law, the New York occupational safety and health laws, the New York Minimum Wage Law, the Massachusetts Wage Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Workers Compensation Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Maternity Leave Act and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof. This Executive Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement (claims with respect thereto, collectively, “Excluded Claims”). I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

I have been given but voluntarily declined 21 days to review the Separation Agreement and this Executive Release and have been given the opportunity to consult with legal counsel, and I have signed the Separation Agreement and I am signing this Executive Release

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knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above. I also understand that I have seven days after execution to revoke this Executive Release, and that this Executive Release will not become effective if I exercise my right to revoke my signature within seven days of execution. I understand that such revocation must be delivered to the general counsel of the Company at its headquarters during such period to be effective.

I acknowledge that I have not relied on any representations or statements not set forth in the Separation Agreement or this Executive Release. I will not disclose the contents or substance of the Separation Agreement or this Executive Release to anyone except my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or in connection with enforcing the Separation Agreement, and I will instruct each of the foregoing not to disclose the same.

This Executive Release will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any provision in this Executive Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this Executive Release on this      day of             , 20    .

Trudy F. Sullivan

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